   First Investors Life Insurance Company
   [40 Wall Street, New York, N.Y. 10005]

FLEXIBLE PREMIUM ADJUSTABLE
VARIABLE LIFE INSURANCE POLICY

■	Flexible Premiums Payable to age 120

■	Adjustable Death Benefit

■	Death Benefit Proceeds Payable at Death of Insured Prior to Maturity Date

■	Options for Payment of Proceeds

■	Non-Participating – No Annual Dividend

First Investors Life agrees to pay the Proceeds of this Policy to the Beneficiary upon receipt of due proof of the death of the Insured and to provide the other rights and benefits in accordance with the terms of this Policy.

Signed for First Investors Life Insurance Company at its
Home Office in New York, New York

NOTICE OF 10 DAY RIGHT TO EXAMINE POLICY: If for any reason the Owner is dissatisfied with this Policy, upon return of the Policy to the Company or to the insurance agent through whom it was purchased within ten days (thirty days if a replacement policy) after its receipt by the Owner, the Total Accumulation Value plus any charges and fees assessed to the Policy will be returned to the Owner, whereupon the policy shall be void.

[Carol E. Springsteen, President]

[Carol L. Brown, Secretary]

 This Policy is a contract between the Owner of the Policy and the Company.

IT IS IMPORTANT THAT YOU READ YOUR POLICY CAREFULLY.

ICC13-VUL-1(10/13)

Table of Contents

General Provisions	8
Definitions	8
The Policy	8
Change of Policy	9
Elections, Designations and Changes	9
Ownership	9
Control	9
Assignment	9
Not Contestable After Two Years	9
Suicide within Two Years	10
Policy Periods	10
Misstatement of Age or Sex	10
Claims of Creditors	10
Non-Participating	10
Annual Report	10
Illustration	10
Deferment	10
Beneficiary	11
Where Payable	11
Amount and Frequency	11
Planned Premiums	11
Premium Limits	11
Monthly No-Lapse Premium Guarantee	11
Grace Periods	11
No-Lapse Guarantee Grace Period	12
Policy Grace Period	12
The Accounts	12
The Separate Account	12
Subaccounts of the Separate Account	13
Changes within a Fund	13
The Fixed Account	13
Fixed Account Interest Rate	13
The Loan Account	13
Loan Account Interest Rate	14

ICC13-VUL-1(10/13)

Table of Contents (continued)

Changing Accumulation Value Allocations	14
Transfer of Accumulation Value	14
Systematic Transfer Option	14
Automated Subaccount Reallocation Option	14
Policy Values	15
Total Accumulation Value	15
Unloaned Accumulation Value	15
Fixed Account Accumulation Value	15
Loan Account Accumulation Value	15
Subaccount Accumulation Value	15
Cost of Insurance and Charges	16
Cost of Insurance	16
Cost of Insurance Calculation	16
Cost of Insurance Rates	16
Net Amount at Risk	16
Monthly Deduction	17
Policy Charge	17
Premium Charge	17
Separate Account Charge	17
Policy Cost Factors	17
Basis of Computation	17
Policy Loans	18
Loan Value	18
Loan Amount Available	18
Policy Loans and Loan Repayments	18
Policy Loan Balance	18
Interest on Policy Loans	18
Surrenders and Withdrawals	18
Surrender Value	18
Net Surrender Value	18
Surrender Charge	18
Surrender	19
Preferred Withdrawal Amount	19
Partial Withdrawal	19
Guaranteed Paid-Up Insurance Option	20

ICC13-VUL-1(10/13)

Table of Contents (continued)

Exchange Benefit Options	20
Reinstatement	21
Amount of Proceeds	21
Maturity Proceeds	21
Death Proceeds	21
Death Benefit	22
Death Benefit Options	22
Policy Changes	22
Increasing Face Amount	22
Decreasing Face Amount	22
Changing the Death Benefit Option	22
Payment of Proceeds	22
Payment	22
Election of Payment Option	23
Payment Options	23
Settlement Options	23
Payment for a Designated Number of Years	23
Payment of Life Income	23
Payment of a Designated Amount	24
Proceeds Left at Interest	24
Payment Contracts	24

ADDITIONAL BENEFITS

Additional benefits, if any, listed in the Policy Schedule are described in the additional benefits agreements that follow after the last page of this Policy.

ICC13-VUL-1(10/13)

POLICY SCHEDULE

Contract Data

Form Number	ICC13 VUL-1 (10/13)	Policy Number	[0000123456]

Insured	[John Doe]	Issue Date	[June 1, 2014]

Issue Age and Sex	[35 - Male]	Maturity Date	[June 1, 2099]

Premium Class	[Standard Non-Tobacco]	Owner	[Insured]

Death Benefit Option	[Option A]	Planned Premium	[1,035.00]

Beneficiary	your Beneficiary is as designated by you in the Application, which is a part of this Policy, unless you have since changed the designation in accordance with the Policy Provisions.

Schedule of Benefits and Premiums

Initial Face Amount	Planned Premium	Payable

[$100,000]	[$91.39]	[Monthly]

Benefit Rider or Rating	Monthly Cost/Premium

[Waiver of Monthly Deduction]	[3.0]% of Monthly Deduction
[Spouse Term Rider]	$[3.64]
[Children’s Term Rider]	$[6.95]
[Accidental Death Benefit]	$[8.83]

Monthly No Lapse Premium	$[20.31]
No Lapse Period	120 Months

This Policy provides life insurance coverage until the death of the Insured if sufficient premiums are paid.  It is possible that coverage may lapse, even if Planned Premiums are paid as scheduled, as current cost of insurance rates and interest rates are not guaranteed.  Policy values may increase or decrease in accordance with the investment performance of the subaccounts in the Separate Account and the interest rate paid on the fixed account.  Policy loans and partial withdrawals may be taken and there may be a change in the choice of death benefit options and there may be requested changes to the Face Amount.

Policy Charges

Guaranteed Maximum Premium Charge	8.00% of each Premium Payment
Current Premium Charge	5.00% of each Premium Payment

Policy Charge	$10 per month

Guaranteed Maximum	0.50% per year on the Subaccount Accumulation Value,
Separate Account Charge	charged monthly on each Monthly Deduction Date.

Current Separate	0.50% per year on the Subaccount Accumulation Value,
Account Charge	charged monthly on each Monthly Deduction Date for the first twenty policy years, 0.25% thereafter

ICC13-VUL-1(10/13)

POLICY SCHEDULE – continued

Policy Charges - continued

Guaranteed Maximum per Thousand of Face Amount Charge	.20 per thousand for all Policy Years.
Current Per Thousand of Face Amount Charge	.20 per thousand for the first ten Policy Years

Transfer Fee	There is currently a transfer fee of $10 for each transfer of accumulation value in excess of four per Policy Year excluding transfers made under the Systematic Transfer Option or the Automated Subaccount Reallocation Option.

Partial Withdrawal Processing Fee	$25.00

Contract Limitations
Limitations in effect for your Policy are listed below.

LIMITATION	AMOUNT

Minimum Face Amount	$100,000

Minimum Premium Amount	$15.00

Minimum Policy Loan Amount	$500

Minimum Loan Repayment Amount	$100

Minimum Transfer Amount	$100.00

Minimum Face Amount Increase	$50,000

Minimum Partial Withdrawal Amount	$250.00

Maximum Fixed Account Transfer Percentage	25%

Maximum Face Amount Increase Transactions	1 per policy year

Maximum Number of Partial Withdrawals	12 per policy year

Maximum Fixed Account Allocation Percentage	50%

Interest Rates and Factors

Your Policy refers to a number of different interest rates and factors these are listed below.

DESCRIPTION	FACTOR

Guaranteed Fixed Account Interest Rate	3.00%

Current Fixed Account Interest Rate	3.00%

Policy Loan Interest Rate	6.00%

Loan Account Interest Rate	5.00%

Proceeds Left at Interest	1.00%

Net Single Premium Interest Rate	4.00%

Monthly Interest Factor	.0016516

ICC13-VUL-1(10/13)

POLICY SCHEDULE – Continued

Mortality Table

The mortality table, which is used in the calculation of the Guaranteed Maximum Monthly Cost of Insurance Rates, the Surrender Values and the Net Single Premiums is the 2001 Commissioner’s Standard Ordinary Select and Ultimate [Non-Smoker Mortality Table for Males], age last birthday basis.  The Guaranteed Maximum Monthly Cost of Insurance Rates are shown on the Policy Schedule.

Important Note

CURRENT INTEREST, EXPENSE CHARGES, AND COST OF INSURANCE RATES ARE NOT GUARANTEED.  We may declare current interest rates for the Fixed Account Accumulation Value in excess of the Guaranteed Interest Rate, may charge current expense charges less than the guaranteed maximum expense charges and may charge current Cost of Insurance rates that are lower than the Guaranteed Maximum Monthly Cost of Insurance Rates.  There is no guarantee that we will declare such current interest rates, charge such current expense charges, or charge such current Cost of Insurance rates.

Separate Account

The Separate Account for this Policy is First Investors Life Separate Account E.  The currently available Subaccounts and the Fixed Account are identified in the Application.  Allocations will be in accordance with your selections in the Application unless you later change your allocations in accordance with the Policy provisions.

Table of Surrender Charges

Per $1,000 of Face Amount Surrender
[Male] Issue Age [Standard Non-Tobacco]

Policy	Age 35
Year
1	[21.68
2	20.94
3	20.18
4	19.39
5	18.57
6	16.88
7	15.19
8	13.50
9	11.81
10	10.13
11	8.44
12	6.75
13	5.06
14	3.37
15	1.68]

ICC13-VUL-1(10/13)

POLICY SCHEDULE – Continued

Guaranteed Maximum Monthly Cost of Insurance Rates (COI)

[Male] [Standard] [Non-Tobacco]
Per $1,000 of Net Amount at Risk

Attained	Cost of	Attained	Cost of	Attained	Cost of	Attained	Cost of
Age	Insurance	Age	Insurance	Age	Insurance	Age	Insurance
35	[0.05	61	0.88	87	12.20	113	58.15
36	0.06	62	0.99	88	13.42	114	61.22
37	0.07	63	1.10	89	14.70	115	64.47
38	0.08	64	1.23	90	15.98	116	67.90
39	0.09	65	1.35	91	17.24	117	71.51
40	0.10	66	1.48	92	18.55	118	75.32
41	0.11	67	1.62	93	19.94	119	79.31
42	0.12	68	1.76	94	21.40	120	83.33
43	0.13	69	1.92	95	22.85	121	83.33]
44	0.15	70	2.11	96	24.27
45	0.17	71	2.33	97	25.77
46	0.19	72	2.60	98	27.38
47	0.21	73	2.88	99	29.09
48	0.24	74	3.18	100	30.73
49	0.26	75	3.50	101	32.18
50	0.29	76	3.87	102	33.73
51	0.31	77	4.30	103	35.37
52	0.34	78	4.80	104	37.11
53	0.37	79	5.36	105	38.93
54	0.41	80	5.98	106	40.88
55	0.46	81	6.65	107	42.93
56	0.51	82	7.37	108	45.12
57	0.56	83	8.15	109	47.44
58	0.62	84	9.02	110	49.89
59	0.68	85	9.99	111	52.49
60	0.79	86	11.05	112	55.24

ADMINISTRATIVE OFFICE
Correspondence and Notices should be addressed to us at:
First Investors Life Insurance Company
[In Force Services Department]
[Raritan Plaza 1, P.O. Box 7836]
[Edison, NJ 08818-7836]
[1-800-832-7783]

ICC13-VUL-1(10/13)

A. General Provisions

Definitions

Frequently used terms you need to know to understand this Policy are defined below.  The meaning of other terms in the Policy are defined in the context of the paragraph in which they first appear.

(a)
Administrative Office is the office indicated in the Policy Schedule to which Notices, correspondence requests and payments must be sent.  We will notify you in writing and provide you with an address if we designate another office for policy administration and/or the receipt of Notices, correspondence, requests and payments.

(b)	Application is the application (including supplemental applications) for this Policy which are attached to and made a part of this Policy.

(c)
Age is the Insured’s age on his or her last birthday.  The attained age of the Insured on any Policy Anniversary and for the entire policy year then starting is the Issue Age plus the number if policy years elapsed since the Issue Date.

(d)	Beneficiary is the party(ies) named in the Application to whom the Death Proceeds are to be paid upon the Insured’s death, unless changed later as provided in the Policy.

(e)	Company (also “we”, “us” or “our”) means First Investors Life Insurance Company

(f)	Face Amount is the amount stated on the Policy Schedule. It is part of the calculation of the Death Proceeds.

(g)
Fund(s) are the open-end management companies registered under the Investment Company Act of 1940, as amended (“the Act”).  The Subaccounts purchase shares of designated investment portfolios of a Fund with the assets of the Separate Account.

(h)	General Account consists of all assets of the Company other than those allocated to any Separate Account of the Company.

(i)	Insured is the person named in the Policy Schedule upon whose death the Death Proceeds are paid.

(j)
Issue Date is the date this Policy was issued as shown on the Policy Schedule.  It is the date from which certain policy provisions are measured.  See Not Contestable After Two Years and Suicide Within Two Years.

(k)	Maturity Date is the date shown in the Policy Schedule on which this Policy terminates if the Insured is still living and if this Policy has not been surrendered or lapsed.

(l)	Net Premium is the premium less the Premium Charge shown in the Policy Schedule.

(m)	NYSE means the New York Stock Exchange

(n)
Notice is a signed, written communication providing information we need.  We may authorize in advance another manner of communication at our discretion.  All Notices to us must be sent to our Administrative Office and received in good order acceptable to us.

(o)
Owner (also “you” or “your”) is the person designated on the Policy Schedule who is entitled to the ownership rights under this Policy, unless changed in accordance with our policies set forth under Ownership.  We will send the Owner all communications at the last address we have on record.

(p)	Policy Schedule are the pages of this Policy so titled which show the Policy Owner[s], Insured, benefits, premiums and other information.

(q)	SEC means the Securities and Exchange Commission

(r)	Valuation Day means any day on which the New York Stock Exchange is open for trading and on which we are open for business.

The Policy

The entire contract between you and us consists of this Policy, the Policy Schedule (and any supplements or changes thereto), the Application (and any supplemental applications), and any riders or endorsements attached to this Policy.  Only the President, a Vice-President, the Secretary or an Assistant Secretary of the Company has the power, on behalf of the Company, to change, modify or waive any provisions of this Policy.  In case of conflict between any provision of this Policy and those of a rider or endorsement, the provisions of the rider or endorsement will control.

ICC13-VUL-1(10/13)

The Policy Schedule issued with the Policy reflects the initial specifications of the Policy, which are in effect on the Issue Date.  Some of these specifications may change by an action you request or take or by a change you make.  Any of these changes will be reflected in a written notice (“Supplemental Schedule”), which supplements or restates the Policy Schedule and shows the effective date of the change.  We will send you this written notice along with a copy of any supplemental application and they will become part of the entire contract between you and us as of their effective date.

All Policy changes, modifications, waivers or reinstatements must be in writing.  We will not be bound by any promises or representations made by any agent or other person except as specified above.

Change of Policy

We may change this Policy without your consent to meet the requirements of applicable federal or state laws or regulations.  For you and the Beneficiary to receive the tax treatment accorded to life insurance under Federal law, this Policy must qualify initially and continue to qualify as life insurance under the Internal Revenue Code of 1986 or any successor law.  Therefore, we reserve the right to decline to allow any Policy Transaction that, in our opinion, would cause this Policy to fail to qualify as life insurance under applicable tax law.  Further, we reserve the right to make changes in this Policy (for example, in the Net Single Premiums used in determining the Death Benefit), or to make distributions from this Policy to the extent we deem it necessary to continue to qualify this Policy as life insurance.  Any such changes will apply uniformly to all policies that are affected in the same manner.  You will be given written notice of any such change.

Elections, Designations, and Changes

You must request elections, designations and change requests by giving us Notice.  We may require you to return this Policy to our Administrative Office for us to endorse your Policy to reflect any assignment, policy loan and change of Beneficiary designation, amendment or modification.  We will process the changes, send you confirmation of our actions, and return your Policy if we had required it for endorsement.

Ownership

The Owner of this Policy is indicated on the Policy Schedule.  You may request a change of Owner.  A change in Ownership will take effect on the date the request is signed by the previous Owner, subject to any actions taken by us prior to receipt of this request by us.  In the case of the Owner’s death, Ownership of this Policy will be transferred to their estate.

Control

Consistent with the terms of any Beneficiary designation, any assignment and any other provisions of this Policy, you may, during the lifetime of the Insured:

1.	Assign or surrender this Policy;

2.	Make or repay a Policy Loan;

3.	Amend or modify this Policy with our consent; and

4.	Exercise any right, receive any benefit or enjoy any privilege in this Policy.

Assignment

You may assign your rights under this Policy.  You must give us Notice of the assignment.  No assignment of this Policy will be binding on us unless it is in writing and received by us in good order at our Administrative Office.  We will not be responsible for the validity or sufficiency of any assignment.

Unless otherwise provided in the assignment, the interest of any revocable beneficiary shall be subordinate to the interest of any assignee, regardless of when the assignment was made, and the assignee shall receive any sum payable to the extent of his or her interest.

Not Contestable After Two Years

All statements made in the original Application, or any supplemental application (such as in connection with a reinstatement of this Policy), by or on behalf of the Insured are representations and not warranties.  We may use any misstatements or misrepresentations to contest a claim or the validity of this Policy only if they are material and contained in the original Application, or any supplemental application, and a copy of such application is attached to this Policy when issued or subsequent to issue, as applicable.

ICC13-VUL-1(10/13)

Except in the case of non-payment of premium or fraud, we will not contest the Policy’s validity after it has been in force during the lifetime of the Insured for two years from the Issue Date or Reinstatement.

If this Policy has been issued as a Conversion Policy from another policy issued by the Company, then the incontestable period is measured from the original policy’s Issue Date.

Any increase in Face Amount you request after the Issue Date will be incontestable after such increase has been in effect for two years during the lifetime of the Insured.

Suicide within Two Years

If the Insured dies by suicide within two years from the Issue Date, then this Policy will terminate and our liability will be limited to the sum of all premiums paid, less any Policy Loan Balance.

If this Policy has been issued as a Conversion Policy from another policy issued by the Company, then the Suicide provision is measured from the original policy’s Issue Date.

If the Insured dies by suicide within two years of the effective date of any increase in Face Amount requested by you, our liability with respect to such increase will be limited to the total of the monthly deductions made for such increase.

Policy Periods

1.	Policy Months, Policy Quarters, and Policy Years are successive one-month, three-month and twelve-month periods, respectively, measured from the Issue Date.
2.	Policy Anniversary is the date of each one-year interval as measured from the Issue Date.
3.	Monthly Deduction Date is the date of each one-month interval as measured from the Issue Date on which the monthly policy charges/premiums are charged to the Accumulation Value.

Misstatement of Age or Sex

If the age or sex of the Insured has been misstated, Policy benefits will be adjusted to those that would be purchased by the most recent Monthly Deduction for the cost of insurance applied to the cost of insurance rate at the correct age or sex.  The Monthly Deduction is described in the Non-Forfeiture Provisions section.

Claims of Creditors

This Policy and Death Proceeds paid under it will be exempt from the claims of creditors to the extent allowed by law.

Non-Participating

This Policy is non-participating.  It will not share in our surplus earnings.  We will determine any cost of insurance or excess interest rate changes prospectively.

Annual Report

We will send you a report at least once each year.  The report will show the Death Benefit, Surrender Value and Policy Loan Balance on the Policy Anniversary; any loan interest for the prior Policy Year and any other information required by law.

Illustration

Upon your written request, we will provide an illustration of future death benefits and surrender value in any policy year.  We will provide one illustration annually at no charge and will charge $25 for additional illustrations.  The illustration will be based on necessary assumptions specified by us and/or you.

Deferment

We may defer the payment of a loan or a full or partial surrender, for any period during which:

1.	the NYSE is closed for trading (except for normal holiday closing); or
2.	the SEC has determined that a state of emergency exists which may make such payment impractical.

We may defer for a period of up to six months the payment of a loan, or a full or partial surrender, while this Policy is continuing in force as Guaranteed Paid-Up Insurance, or with respect to the amount of such loans or surrenders that are allocated from the Fixed Account.

If we postpone the payment of a loan, or a full or partial surrender, by more than ten days, interest at the rate we paid at that time on proceeds left under the Proceeds Left at Interest Payment Option will be paid on the proceeds. The interest will be paid from the date of receipt of the request to the date payment is made.  No interest will be paid if the amount of such interest is less than $25.

ICC13-VUL-1(10/13)

We may defer for a period of up to six months any transfers from the Fixed Account.

B.  Beneficiary

Designation

We will pay the Death Proceeds to the Beneficiary or Beneficiaries whom you have named in the Application unless you have since changed the Beneficiary as provided below.

Change

You may request a change in your Beneficiary designation(s) while the Insured is alive unless a previous designation provides otherwise.  An irrevocable Beneficiary designation cannot be changed without the written consent of such Beneficiary.  A change of Beneficiary designation will revoke any previous designation.

Any change in Beneficiary designation(s) will take effect on the date the request is signed by you subject to any actions we take prior to our receipt of your request.

Death of Beneficiary

Unless otherwise provided in the Beneficiary designation:

1.	if any Beneficiary dies before the insured...
2.	if no Beneficiary survives the Insured...

C.  Premiums

Where Payable

Premiums are payable to us at our Administrative Office.  If you request a receipt, we will provide one to you.

Amount and Frequency

The Initial Premium is payable on or before the delivery of this Policy.  Additional premiums may be paid at any time, in any amount, subject to the limitations described in the Premium Limits provision below.  However, the amount and frequency of premiums paid will affect values in this Policy and may affect the amount and duration of insurance.

If you have a Policy Loan Balance, we will apply amounts we receive from you first to repay any Policy Loan Balance.  We will apply any excess after repayment of any Policy Loan Balance as a premium.  Amounts we receive pursuant to the Policy Grace Period or Reinstatement provisions will be applied in the manner described in those provisions.

Planned Premiums

The Planned Premium amount and frequency is shown in the Policy Schedule.  The Planned Premium as stated in the Policy Schedule is our understanding of your intention regarding premium payments at any particular time.  You may change the amount and/or frequency of your Planned Premium by giving us Notice.

Our acceptance of your Planned Premium instructions does not in any way imply or guarantee insurance coverage or any other benefit provided by this Policy will continue.

If your Planned Premium payment frequency is annual, semi-annual or quarterly, we will send you a premium reminder notice for the amount of the Planned Premium.

Premium Limits

We will not accept a premium payment of less than the Minimum Premium Amount shown in the Policy Schedule.  We may request that you provide evidence of insurability satisfactory to us and we may limit or reject any Additional Premium paid.  We will determine if we require such evidence and send you notice with all documents and other requirements within 15 days of our receiving the Additional Premium.  Until such satisfactory evidence is provided, the Additional Premium will not be credited to your Policy.  We will not accept a premium that will cause the Policy to become a Modified Endowment Contract, (MEC).

Monthly No Lapse Premium Guarantee

The Monthly No Lapse Premium and the No Lapse Period, as measured from the Issue Date, are shown in the Policy Schedule.  During the No Lapse Period, if the sum of your premiums paid minus any Policy Loan

ICC13-VUL-1(10/13)

Balance and any partial withdrawals and charges for them is at all times at least equal to the sum of the Monthly No Lapse Premiums applicable since the Issue Date (Accumulated Monthly No Lapse Premiums), this policy is guaranteed to remain in force even if on a Monthly Deduction Date, the Unloaned Accumulation Value is less than the Monthly Deduction.

When the policy is in force under the Monthly No Lapse Premium Guarantee and the Unloaned Accumulation Value is zero, Monthly Deductions will accumulate as due and unpaid.  When the Unloaned Accumulation Value next becomes positive, the Monthly Deductions accumulated as due and unpaid will be deducted.

If on any Monthly Deduction Date, the sum of your premiums paid minus any Policy Loan Balance and any partial withdrawals and charges for them does not equal or exceed the Accumulated Monthly No Lapse Premiums, this provision will terminate except as described under No Lapse Guarantee Grace Period.

We will adjust the amount of the Monthly No Lapse Premium as necessary to reflect policy changes and will provide a revised Policy Schedule.

Grace Periods

No Lapse Guarantee Grace Period

If on a Monthly Deduction Date occurring more than 61 days prior to the end of the No Lapse Period, the sum of your premiums paid minus any Policy Loan Balance, loan interest due and any partial withdrawals and charges for them does not equal or exceed the Accumulated Monthly No Lapse Premiums, a No Lapse Guarantee Grace Period of 61 days will be allowed for the payment of an additional premium to keep the Monthly No Lapse Premium Guarantee in effect.  The additional premium that must be paid is the amount that is needed for the sum of your premiums paid minus any Policy Loan Balance, loan balance due and any partial withdrawals and charges for to equal or exceed the Accumulated Monthly No Lapse Premiums at the end of the No Lapse Guarantee Grace Period.  If the amount of premium required is not paid by the end of the No Lapse Guarantee Grace Period, the Monthly No Lapse Premium Guarantee will terminate and may not be reinstated at a later time.

If the policy is within 61 days of the end of the No Lapse Period, a No Lapse Guarantee Grace Period will not be offered.

Policy Grace Period

If the Monthly No Lapse Premium Guarantee is not in effect, then this Policy will enter the Policy Grace Period if on a Monthly Deduction Date, the Net Surrender Value is insufficient to cover the Monthly Deduction due.

A Policy Grace Period of 61 days will be allowed for the payment of premium needed to keep this Policy in force.  The minimum premium required to keep this Policy in force is three times the Monthly Deduction due on the date of insufficiency.

This Policy will stay in force during the Policy Grace Period.  At least 30 days before the end of the Policy Grace Period, we will send you a notice of the required premium due.  If the amount specified in the notice is not paid within the Policy Grace Period, this Policy will terminate without value at the end of the Policy Grace Period.

If the Insured dies during the Policy Grace Period, the amount needed to keep this Policy in force to the end of the Policy Month of death will be deducted from the Death Proceeds.

D.	The Accounts

Policy benefits are funded by investments that we make in one or more Subaccounts of the Separate Account and/or the Fixed Account.

Subject to our requirements and restrictions at the time of your request, you may direct us by Notice to invest net premium payments in one or more of these Subaccounts and/or the Fixed Account.

The Separate Account

The Separate Account is that designated on the Policy Schedule.  Assets in the Separate Account are kept separate from those in our General Account and all of our other segregated asset accounts.  We own the assets of the Separate Account and are not a trustee of such Separate Account.

The Separate Account holds the assets for this Policy.  We may transfer assets of the Separate Account, in excess of the reserves and other Policy liabilities with respect to such Separate Account, to another separate account or to our General Account.  The Separate Account will not be charged with liabilities that arise from any other business we may conduct.  Income, gains

ICC13-VUL-1(10/13)

and losses, whether or not realized, from assets of the Separate Account are credited to or charged against the Separate Account without regard to other income, gains and losses we may have.

The Separate Account is divided into Subaccounts, each of which buys shares in a designated investment portfolio of a Fund.  Thus, the Separate Account does not invest directly in stocks, bonds, etc. The assets of the Separate Account will be valued, and, hence, Policy benefits will vary, on each Valuation Day.

Subaccounts of the Separate Account

The Subaccounts represent different investment options within the Separate Account. The assets of each Subaccount will be invested in shares of a designated investment portfolio of a Fund.  The Application, which is part of this Policy, shows each Subaccount that was chosen and the designated portfolio of a Fund in which it invests.

We may, at our discretion, replace or supplement the Separate Account with a different separate account (which may have its own subaccounts) or add additional Subaccounts as available options under this Policy.  We may also discontinue any existing Subaccounts as available options under this Policy.  We reserve the right to combine the Separate Account with any other separate account or to combine Subaccounts.

We may, at our discretion, invest the assets of any Subaccount in the shares of another investment company or any other investment permitted by law.  Such substitution would be made in compliance with any applicable provisions of the Act.  If we deem it to be in the best interest of Owners, one or more of the Subaccounts may be operated as a management company under the Act or they may be deregistered under the Act in the event such registration is no longer required.

We will provide you with written notice of details of any material change in investment options, including investment objectives and all charges.

All Fund distributions will be reinvested and retained as assets of the applicable Separate Account. In the event of any substitution of Fund shares or change in operation of a Subaccount, we may issue a Policy endorsement for the Policy and take such other actions as may be necessary and appropriate to effect the substitution or change.

Change within a Fund

The investment policy of a portfolio in which a Subaccount that is available under this Policy invests will not be materially changed by us unless approved by the New York State Department of Financial Services or deemed approved in accordance with applicable law or regulation.  If so required, the process for getting such approval is on file with the insurance supervisory official of the jurisdiction in which this Policy is delivered.

The Fixed Account

Policy values held in the Fixed Account, which is part of our General Account, bear interest at a fixed rate which we periodically declare.

Fixed Account Interest Rate

The guaranteed interest rate applicable to the Fixed Account Accumulation Value is shown in the Policy Schedule.

We may declare excess interest on the Fixed Account Accumulation Value.  If we declare excess interest, such amounts will be credited to the Policy at least annually.  Once credited, they are non-forfeitable.

Excess interest rates applicable to the Fixed Account Accumulation Value are based on future expectations as to investment earnings, mortality, persistency, expenses and taxes.

We can change excess interest rates.  Any such changes will be determined according to the procedures and standards on file, if required, with the insurance department of the state in which this Policy is issued.  We will make changes by class and future expectations for such elements as investment earnings, mortality, persistency, expenses, and taxes, as applicable.

At our discretion, we may credit different excess rates to different portions of the Fixed Account Accumulation Value, based on the date of increases and decreases to such accumulation value, or based on any other method we may determine.

The Loan Account

When you borrow from your Policy through a Policy Loan, a portion of your Policy’s Total Accumulation Value equal to the loan is transferred from the Subaccounts and/or Fixed Account, as applicable, to

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the Loan Account.  We maintain the Loan Account in our General Account.  See Policy Loans for more information.

Loan Account Interest Rate

The interest rate applicable to the Loan Account Accumulation Value is indicated in the Policy Schedule.

E.	Changing Accumulation Value Allocations

Upon written request, you may change the allocation of your Unloaned Accumulation Value among the Subaccounts, or among the Subaccounts and the Fixed Account, through a Transfer of Accumulation Value, Automated Subaccount Reallocations or Systematic Transfers, as described below.  Such written request must include the Owner’s name, Policy number, Subaccount names and new allocation percentages, Owner’s signature and date of signature. When such written request is received in good order by our Administrative Office before 4:00pm Eastern Time, reallocation will be effective on the date of receipt.

Only the Automated Subaccount Reallocation Option or the Systematic Transfer Option, but not both, may be in effect at the same time.

Transfer of Accumulation Value

If you give us Notice, you may transfer all or a portion of the Unloaned Accumulation Value between any two or more of the Subaccounts, or between one or more Subaccounts and the Fixed Account.  The number of transfers under this section is limited to six in any 12-month period.  Only one such transfer either to or from the Fixed Account is allowed in any 12-month period.

The minimum transfer amount is specified on the Policy Schedule.  Each transfer from the Fixed Account is limited to the greater of $1,000 or the Maximum Fixed Account Transfer Percentage shown in the Policy Schedule, applied to the Fixed Account Accumulation Value.  Each transfer to the Fixed Account may not be more than the amount that would cause the ratio of the Fixed Account Accumulation Value to the Total Accumulation Value to exceed the Maximum Fixed Account Allocation Percentage specified in the Policy Schedule.

We charge a fee for certain transfers (including those involving the Fixed Account) as indicated in the Policy Schedule.  The transfer fee, if applicable, will be deducted from the Subaccounts and/or the Fixed Account in addition to and proportional with the amount transferred from each account except that in the case of a 100% transfer from any account, the charge will be deducted from the amount otherwise transferable.
A transfer of Unloaned Accumulation Value made while the Automated Subaccount Reallocation Option is in effect will automatically terminate the Automated Subaccount Reallocation Option.  We may defer transfers from the Fixed Account under the conditions described in Deferment.

Systematic Transfer Option

If you give us Notice, you may request that a specified dollar amount of the Unloaned Accumulation Value be transferred from any one or more Subaccounts (the “originating Account(s)”) to any one or more other Subaccounts (the “receiving Account(s)”) at monthly or quarterly intervals, as selected.  The first such systematic transfer will occur on the first Valuation Day of the Policy Month or Policy Quarter that next follows the date we receive your Notice.  Transfers under this option may not be designated either to or from the Fixed Account.

The minimum amount that may be transferred either from or to any one Account is specified in the Policy Schedule.  All transferred amounts must be specified in whole dollars.  Transfers made under the Systematic Transfer Option are not included in the yearly transfer count for purposes of determining whether a transfer fee applies.  (See Transfer of Accumulation Value)  However, we may impose a charge in the future for this Option.  The Systematic Transfer Option will terminate if and when the Unloaned Accumulation Value remaining in the entire source Subaccount is depleted.

We may terminate the Systematic Transfer Option or modify our rules governing this option at our discretion upon giving you 31 days written notice.

Automated Subaccount Reallocation Option

If you give us Notice, we will automatically reallocate the Subaccount Accumulation Value at quarterly intervals according to the most recent Premium Allocation on file with us.  The first such reallocation will occur on the first Valuation Day of the Policy Quarter that next follows the date on which we receive your request.

Upon reallocation, the amount allocated to each Subaccount will be equal to (a) multiplied by (b), where:

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(a)	is equal to:
	1.	the allocation percentage you have specified for that Subaccount; divided by
	2.	the sum of the allocation percentages for all such Subaccounts; and

(b)	is equal to the sum of the Subaccount Accumulation Values in all of the Subaccounts at the time of the reallocation.

Any requested change in your Premium Allocation percentages will be reflected in the next quarterly reallocation following the change.  The reallocation will only affect the allocation of the Unloaned Accumulation Value.

Reallocation transfers of Unloaned Accumulation Value made under this option are not subject to the minimum transfer amount described under Transfer of Unloaned Accumulation Value.  Currently, we do not charge for transfers made under this option; however, we may impose such a charge in the future.

A Transfer of Unloaned Accumulation Value made while this Automated Subaccount Reallocation Option is in effect will automatically terminate the Option.  You may subsequently re-elect this Option by giving us Notice in the manner described above.

We may terminate this option or modify our rules governing this Option upon giving you 31 days written notice.

F.	Policy Values

Total Accumulation Value

The Total Accumulation Value is equal to the sum of the Accumulation Values in each of the Subaccounts, the Fixed Account and the Loan Account.

Unloaned Accumulation Value

The Unloaned Accumulation Value is the sum of the Accumulation Values in each of the Subaccounts and the Fixed Account.

Fixed Account Accumulation Value

On the Issue Date, the Fixed Account Accumulation Value is equal to the portion of the Initial Net Premium less the portion of the Monthly Deduction for the first policy month that is allocated to the Fixed Account.

The Fixed Account Accumulation Value on succeeding Monthly Deduction Dates is equal to:

1.	the Fixed Account Accumulation Value on the previous Monthly Deduction Date;

plus the sum of the following transactions that have occurred since the last Monthly Deduction Date:

2.	any Additional Net Premiums allocated to the Fixed Account;
3.	any transfers into the Fixed Account, including transfers due to the repayment of a loan; and
4.	interest accrued on the Fixed Account Accumulation Value, at the daily equivalent of the Fixed Account Interest Rate;

less the sum of the following transactions that have occurred since the last Monthly Deduction Date:

5.	the portion of the Monthly Deduction for the current policy month allocated to the Fixed Account;
6.	any transfers out of the Fixed Account, including transfers due to the making of a loan; and
7.	any partial surrenders allocated to the Fixed Account.

Loan Account Accumulation Value

The Loan Account Accumulation Value is increased by Policy Loans and decreased by Loan Repayments.  The balance in the Loan Account accrues interest on a daily basis at the Loan Account Interest Rate on the Policy Schedule.

Subaccount Accumulation Value

The Subaccount Accumulation Value at any time is equal to the number of units this Policy has in that Subaccount, multiplied by that Subaccount’s unit value.

Amounts you allocated to or transferred into a Subaccount are used to purchase units in that Subaccount. We redeem units when amounts are deducted, transferred or surrendered from a Subaccount.  These purchases and redemptions of units are referred to as “Policy Transactions.” These Policy Transactions include the portion of premium payments, full or partial surrenders, loans or loan repayments, and the Monthly Deduction, allocable to the Subaccounts.  They also include transfers into or out of a Subaccount.

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The number of units a policy has in a Subaccount at any time is equal to the number of units purchased minus the number of units redeemed in that Subaccount up until that time. The number of units purchased or redeemed as a result of a Policy Transaction is equal to the dollar amount of the Policy Transaction divided by the Subaccount’s unit value on the date of the Policy Transaction.

Unit values are determined as of the end of each Valuation Day. The unit value that applies to a Policy Transaction made on a Valuation Day will be the unit value for that day. The unit value that applies to a Policy Transaction made on other than a Valuation Day will be the unit value for the next Valuation Day.
The unit value of a Subaccount on any Valuation Day is equal to the unit value on the previous Valuation Day, multiplied by the net investment factor for that Valuation Day.

The net investment factor for a Subaccount on any Valuation Day is equal to (a) divided by (b):

(a)
is the net asset value per share of the designated portfolio of the Fund  at the end of the Valuation Day, plus the per share amount of any dividend or capital gain distribution declared by the Fund since the previous Valuation Day, less the per share amount of any taxes charged by us;

(b)	is the net asset value per share of the designated portfolio of the Fund on the previous Valuation Day; and

The net asset value of a Fund’s shares is the value reported to us by the Fund’s investment advisor.

G.	Cost of Insurance and Charges

Cost of Insurance

Cost of Insurance Calculation

The Cost of Insurance for a policy month is the amount we charge each month for providing the insurance coverage.  The cost of insurance is equal to:

(a) x (b) x [1 + (c)] + (d)

where:

(a) is the Cost of Insurance Rate;
(b) is the Net Amount at Risk;
(c) is the Additional Risk Percentage; and
(d) is the Monthly Additional Mortality Charge.

Items (c) and (d) are applicable only if this policy or a portion of this policy is subject to a substandard classification.  They are shown in the Policy Schedule.

If Option A is the operative Death Benefit Option and an increase in Face Amount is made, we will determine the cost of insurance on the following basis.  The Total Accumulation Value will first be considered part of the initial Face Amount.  If the Total Accumulation Value is greater than the initial Face Amount, then it will be considered a part of additional Face Amounts resulting from increases in the order such increases were made.

For purposes of determination of the cost of insurance, the excess of the Minimum Death Benefit over the Basic Death Benefit (see Death Benefit Options), if any, is considered to be part of the most recent Face Amount increase still in effect, if any, otherwise part of the initial Face Amount.

Cost of Insurance Rates

The guaranteed maximum Cost of Insurance rates are shown in the Guaranteed Maximum Monthly Cost of Insurance Rates Table in the Policy Schedule, and are expressed per $1,000 of Net Amount at Risk.  These guaranteed rates are based on the mortality table indicated in the Policy Schedule.

We may charge Monthly Cost of Insurance rates that are less than the Guaranteed Maximum Monthly Cost of Insurance rates.  We may change Cost of Insurance rates based on expectations of future experience.  If we make such a change, it will apply to all insureds who have the same age at issue, Issue Date, sex and Premium Class.  We will not change the Cost of Insurance rates because of any change in the Insured’s health, occupation, or avocation.

Net Amount at Risk

The Net Amount at Risk is equal to:

[(c) / (b)] – (a) where:

(a)	is the Total Accumulation Value at the beginning of the Policy Month before the deduction of the Cost of Insurance;
(b)	is the Monthly Interest Factor indicated in the Policy Schedule, and
(c)	is the Death Benefit.

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Monthly Deduction

The Monthly Deduction is the amount deducted from the Unloaned Accumulation Value on each Monthly Deduction Date to pay the cost of insurance, the cost for any additional benefit riders, and monthly charges for the policy month starting on that day.  The Monthly Deduction will be equal to a + b + c where:

(a)	Is the Monthly Cost of Insurance for this Policy;
(b)	Is the Monthly Cost/Premium for any additional benefits provided by rider as shown in the Policy Schedule; and
(c)	Is the total of all applicable Monthly Charges shown in the Policy Schedule.

With the exception of the Separate Account Charge, the Monthly Deduction is allocated to the Subaccounts and to the Fixed Account in the same proportion as the Subaccount Accumulation Value and the Fixed Account Accumulation Value bears to the Total Accumulation Value.

The Separate Account Charge is allocated only to the Subaccounts in the same proportion as each Subaccount’s Accumulation Value bears to the sum of the Accumulation Values in all Subaccounts.  It is not allocated to the Fixed Account.

Policy Charge

The Policy Charge is shown in the Policy Schedule.  We deduct the Policy Charge from the Unloaned Accumulation Value each month.

Premium Charge

We calculate the Premium Charge by multiplying the Premium by the Premium Charge Percentage.  The Guaranteed Maximum Premium Charge Percentage is shown in the Policy Schedule.  We may charge a Premium Charge Percentage that is less than the Guaranteed Maximum Premium Charge Percentage.  The Current Premium Charge Percentage in effect on the Issue Date is shown in the Policy Schedule.  We deduct the Premium Charge from each premium payment when it is received.

Per Thousand of Face Amount Charge

We calculate the Per Thousand of Face Amount Charge by multiplying the Face Amount divided by 1,000 by the Per Thousand of Face Amount Charge factor.  The Guaranteed Maximum Per Thousand of Face Amount Charge Percentage is shown in the Policy Schedule.  We may charge a Per Thousand of Face Amount Charge that is less than the Guaranteed Maximum Per Thousand of Face Amount Charge.  The Current Per Thousand of Face Amount Charge Percentage in effect on the Issue Date is shown in the Policy Schedule.  We deduct the Per Thousand of Face Amount Charge from the Unloaned Accumulation Value on a monthly basis.

Separate Account Charge

The Separate Account Charge is determined by multiplying the sum of the Subaccount Accumulation Value, after the deduction of the Cost of Insurance Charge and any other monthly charges, by the monthly equivalent of the annual Separate Account Charge Percentage.  The Guaranteed Maximum Separate Account Charge Percentage is shown in the Policy Schedule.  We may charge a Separate Account Charge Percentage that is less than the Guaranteed Maximum Separate Account Charge Percentage.  The Current Separate Account Charge Percentage in effect on the Issue Date is shown in the Policy Schedule.

Policy Cost Factors

Current Cost of Insurance Rates, Current Separate Account Charges, Current Premium Charges, and excess interest rates are based on future expectations as to investment earnings, mortality, persistency, expenses and taxes.

We can change the Current Cost of Insurance rates, Current Separate Account Charges, the Current Premium Charges and excess interest rates.  Any such changes will be determined according to the procedures and standards on file, if required, with the insurance department of the state in which this Policy is delivered.  We will make changes by class and future expectations for such elements as investment earnings, mortality, persistency, expenses and taxes, as applicable.

H.	Basis of Computation

Net Single Premiums used in calculating the amount of and Surrender Values under the Guaranteed Paid-Up Insurance Option, are based on the mortality table and Net Single Premium interest rate listed in the Policy Schedule.

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A statement of the method of calculating Surrender Values and Paid-Up Non-Forfeiture Option benefits has been filed with the state in which this Policy is delivered.  Surrender Values and Non-Forfeiture benefits under this Policy are not less than those required by the law of the state or jurisdiction in which this Policy is delivered.  Any benefit provided by an attached rider will not increase these values unless so stated in that rider.

I. Policy Loans

Loan Value

Provided you meet the terms of this Policy and our procedures, you may borrow from the Unloaned Accumulation Value of your Policy.  The Loan Value of this Policy will be:

1.	75% of the Surrender Value during the first three policy years; or
2.	90% of the Surrender Value after the first three policy years.

While this Policy is continuing in force as Guaranteed Paid Up Insurance, the Loan Value will be the Surrender Value on the next Policy Anniversary, less interest at the Policy Loan Interest Rate to the next Policy Anniversary.

Loan Amount Available

The Loan Amount Available will be the Loan Value less:

1.	Any existing Policy Loan Balance; and
2.	Any loan interest to the next Policy Anniversary; and
3.	The Monthly Deductions to the next Policy Anniversary.

Policy Loans and Loan Repayments

You may request and obtain all or part of the Loan Amount Available by giving us Notice.  The security we require is the Policy.

A Policy Loan may be repaid in full or in part at our Administrative Office.  The Minimum Loan Repayment is the amount indicated on the Policy Schedule, or the Loan Balance, if less.

We may defer Loan proceeds under conditions described under Deferment.  However, Policy Loans used to pay premiums on policies issued by us will not be deferred.

A request for a policy loan in an amount that would result in a failure to continue to qualify the Policy for the Monthly No Lapse Premium Guarantee will not be processed without your consent to terminate the Monthly No Lapse Premium Guarantee as of the date the policy loan is made.

Policy Loan Balance

The Policy Loan Balance on any date is equal to the total of all outstanding Policy Loans, plus loan interest accrued at the Policy Loan Interest Rate to that date.

Interest on Policy Loans

Interest will be charged on a Policy Loan at the annual Policy Loan Interest Rate shown in the Policy Schedule.

Interest is payable at the end of each Policy Year.  Interest is also payable on the date the loan is repaid.  If interest is not paid, the loan will be increased by that amount.

Effect of a Loan

A Policy Loan will increase the Policy Loan Balance by the amount of the loan.  When a Policy Loan is made, a part of the Unloaned Accumulation Value is transferred from the Subaccounts and the Fixed Account, if applicable, to the Loan Account.

Conversely, a loan repayment will decrease the Policy Loan Balance by the amount of the loan repayment.  When a loan repayment is made, a portion of the Loan Account Accumulation Value equal to the amount of the loan repayment will be transferred back into the Subaccounts and/or the Fixed Account, if applicable.

On the first Valuation Day of each Policy Year, and at the time a loan is taken or repaid, a Policy Loan will be made for any loan interest accrued and unpaid as of that time, and a corresponding transfer of Unloaned Accumulation Value into the Loan Account will be made.  Concurrently, a “loan balancing” transfer will be made from the Loan Account to the Variable Subaccounts and/or Fixed Account.  The amount of the transfer will be equal to the amount which, when subtracted from the Loan Account Accumulation Value, will equalize the Loan Account Accumulation Value and the Loan Balance.

ICC13-VUL-1(10/13)

Amounts that are transferred into the Loan Account will no longer earn the rates of return applicable to the originating Accounts.  Instead, they will be credited with the Loan Account Interest Rate during the period the loan is outstanding. Therefore, any Policy Loan will permanently affect the Surrender Value and the Variable Death Benefit, whether or not repaid in whole or in part.

Policy Loans will be allocated among the Subaccounts and/or Fixed Account in the same proportion as the Subaccount Accumulation Values and/or the Fixed Account Accumulation Value bears to the Total Accumulation Value.

Loan repayments and loan balancing transfers will be allocated among the Subaccounts and/or Fixed Account using the Premium allocation percentages then in effect.

Any Policy Loan Balance will be deducted from the proceeds payable upon death or surrender.

J. Surrenders and Withdrawals

Surrender Value

The Surrender Value of this Policy equals the Total Accumulation Value of this Policy less the Surrender Charge.  If the Surrender is requested within 30 days after a Policy Anniversary, the Surrender Value will not be less than the Surrender Value on that anniversary, less any Policy Loans made on or after such anniversary.

Net Surrender Value

The Net Surrender Value is equal to:

1.	The Surrender Value; less

2.	Any Policy Loan Balance.

Surrender Charge

The Surrender Charges per $1,000 of Face Amount surrendered or decreased are shown in the Policy Schedule.  The rates shown are for the initial Face Amount; are stated for the policy year indicated.  Any requested increase in Face Amount will be subject to a supplemental Surrender Charge Schedule.  Increases in the Face Amount which automatically result from a change in the Death Benefit Option (see Changing the Death Benefit Option) will not be subject to a supplemental Surrender Charge Schedule.

The Surrender Charge will be deducted from the Unloaned Accumulation Value of this Policy.  In performing this calculation, we will apply the Face Amount being surrendered or decreased, first against any requested increases in Face Amount which are still in effect, in the reverse order in which the increases were made, and then against the initial Face Amount which is still in effect.  The Surrender Charge will not be deducted from the Total Accumulation Value of this Policy in the case of a Face Amount decrease which automatically results from a change in Death Benefit Option (see Changing the Death Benefit Option).

Surrender

You may surrender your Policy for its Net Surrender Value at any time.  An election to surrender may be made by giving us Notice.

When a Policy is surrendered, all additional benefits attached to the Policy will terminate unless otherwise provided.

Surrender will be effective on the date we have received both this Policy and Notice from you.  We may defer surrender proceeds under conditions described under Deferment.

Preferred Withdrawal Amount

In each Policy Year, a portion of the Unloaned Accumulation Value is not subject to the surrender charge shown in the Policy Schedule.  This amount is referred to as the Preferred Withdrawal Amount.  The Preferred Withdrawal Amount is equal to 10% of the Unloaned Accumulation Value at the beginning of the Policy Year reduced by any Partial Withdrawals previously made in the same Policy Year.

The amount of any full surrender or partial withdrawal in excess of the Preferred Withdrawal Amount will be subject to the surrender charges shown in the Policy Schedule.

Upon a full or partial surrender, a completed income tax withholding authorization form must be included with your request.

Partial Withdrawal

After this Policy has been in force for one year, you may make a Partial Withdrawal by giving us Notice. The Partial Withdrawal will be effective on the date we receive your Notice.  The Minimum Partial Withdrawal amount is shown in the Policy Schedule.  The Maximum

ICC13-VUL-1(10/13)

Number of Partial Withdrawals allowed in a Policy Year is shown in the Policy Schedule.  The Maximum Partial Withdrawal amount is 90% of this Policy’s Unloaned Accumulation Value, however in no case can you withdraw an amount which would

(a)	Reduce the Face Amount to less than the Minimum Face Amount shown in the Policy Schedule;
(b)	Reduce the Surrender Value to less than six times the most recent Monthly Deduction; or
(c)	Reduce the Loan Value to less than the Policy Loan Balance.

The amount of the Partial Withdrawal and any charge for the Partial Withdrawal will be deducted from the Unloaned Accumulation Value.  Unless you instruct us otherwise, we will withdraw these amounts from the Subaccounts and/or Fixed Account in the same proportion as the Subaccount Accumulation Value and/or the Fixed Account Accumulation Value bears to the Unloaned Accumulation Value.

The Death Benefit will be reduced by the amount of the Partial Withdrawal.  Thus, under Death Benefit Option A, the Face Amount will be correspondingly reduced to the excess, if any, of the Face Amount over the result of (a) – (b) where:

(a)	Is the Death Benefit immediately prior to the Partial Withdrawal; and
(b)	Is the amount of the Partial Withdrawal and any charge for the Partial Withdrawal.

The Face Amount reduction, if any, resulting from a Partial Withdrawal will be subject to a Surrender Charge as described under Decreases in Face Amount with the exception of the Preferred Withdrawal Amount described above.

We will deduct any applicable Surrender Charge from the amount of the Partial Withdrawal. The Surrender Charge will be apportioned and the Face Amount of the Policy will be reduced on the same basis and in the same order as described above under “Surrender Charge.”

We charge the fee shown in the Policy Schedule to process each Partial Withdrawal.  We will deduct this charge from the Unloaned Accumulation Value remaining after the Partial Surrender.  To the extent there is a balance remaining, the charge will be deducted from each Subaccount and/or the Fixed Account in the proportion that such account bears to the Unloaned Accumulation Value prior to the Partial Withdrawal.  Any portion of this charge that cannot be assessed due to insufficient value in any account will be allocated proportionally to the balances in the remaining accounts.  We may defer payment of Partial Surrender proceeds under the conditions described in “Deferment”.

A request for a Partial Withdrawal in an amount that would result in a failure to continue to qualify the Policy for the Monthly No Lapse Premium Guarantee will not be processed without your consent to terminate the Monthly No Lapse Premium Guarantee as of the date the Partial Withdrawal is made.

K.	Guaranteed Paid-Up Insurance Option

You have the option to elect Guaranteed Paid-Up Insurance by giving Notice to us.  Upon election of this option, all additional benefits attached to this Policy will terminate unless otherwise provided.  You will not pay any further premiums nor will any further premiums be allowed. The Death Benefit Option will be level (Option A).

We will calculate the amount of Guaranteed Paid-Up Insurance based on the age of the Insured at the time you elect this option, the Net Single Premium mortality table and the Net Single Premium interest rate shown in the Policy Schedule.  The amount of Guaranteed Paid-Up Insurance will be the lesser of:

1.	the amount of paid-up insurance purchased using the entire Net Surrender Value of this Policy as a net single premium; or
2.
the amount of paid-up insurance purchased using a portion of the Net Surrender Value of this Policy as a net single premium such that the amount at risk on the paid-up insurance is no greater than the amount at risk on this Policy on the date of election.  The portion of the Net Surrender Value not applied to provide the paid-up insurance will be paid to you.

You may choose to continue any existing Policy Loan under this option.  In such case, the amount of Guaranteed Paid-Up Insurance will be calculated using the Surrender Value of this Policy as a net single premium as described above.

When you elect this option for Guaranteed Paid-Up Insurance, the Unloaned Accumulation Value in the Subaccounts and/or the Fixed Account is transferred to our General Account.  Subsequently, your insurance benefits will not vary with the investment return.  Policy Values will continue to be calculated as described above with the following modifications:

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1.	the Monthly Additional Mortality Charge, if any, and the Policy Charge shown in the Policy Schedule will no longer be made;
2.
the guaranteed interest rate, the monthly interest factor and the guaranteed cost of insurance charges used in determining surrender values  will be the based upon the Net Single Premium interest rate and  the Net Single Premium table;

3.	the Additional Risk Percentage, if any, will no longer be applied; and
4.	Surrender Charges will no longer apply.

Once you elect this option, you may surrender your Guaranteed Paid-Up Insurance at any time for its Net Surrender Value.  Your surrender request will be effective on the date we receive your Notice and this policy.

L.	Exchange Benefit Options

The Exchange Benefits allow you to exchange this Policy for a permanent, fixed benefit life insurance policy with values that do not vary with investment return under certain conditions specified below.

Option 1

Within the first 18 months after the Policy's Issue Date, while this Policy is in force, you may at your discretion, exchange this Policy for a permanent, fixed benefit life insurance policy that we issue on the Insured’s life.  You must request such an exchange by giving us Notice.

You do not need to provide evidence of insurability when exercising this option.  The new policy will have a level face amount equal to the face amount of this Policy.  The new policy will have the same Issue Date, Issue Age, and Premium Class as this Policy and the same benefit riders only if such riders are available on the new plan.  We base premiums for the new policy on the premium rates for the new policy that were in effect and the Insured’s attained age on this Policy’s Issue Date.  The new policy will be issued on a substantially comparable General Account plan of insurance.  The new policy’s owner and beneficiary will be the same as those of this Policy on the effective date of the exchange.

Issuance of the new policy will be subject to the payment of a Required Amount.  The Required Amount is equal to this Policy’s Unloaned Accumulation Value plus all charges assessed to this Policy accumulated at the Net Single Premium interest rate on the Policy Schedule minus the Gross Premiums of the proposed new policy accumulated at the Net Single Premium interest rate.  If the Required Amount is positive, we pay that amount to you.  If the Required Amount is negative, you pay that amount to us.  We will issue the new policy within 31 days of receiving both this Policy and any Required Amount at our Administrative Office.  If both this Policy and any Required Amount are not received by that time, your request to exercise your right to exchange policies will be considered withdrawn.

Option 2

If while this Policy is in force, any portfolio of a Fund corresponding to a Subaccount within the Separate Account as indicated on the Policy Schedule, in which you are invested changes its investment adviser or makes a material change in its investment objectives or restrictions, you may exchange this Policy for a permanent, fixed benefit life insurance policy that we issue on the Insured’s life.  We will notify you if there is any such qualifying change.  You will be able to exchange this Policy within 60 days after our notice to you or the effective date of the change, whichever comes later.  No evidence of insurability is required for this exchange.  The new policy will be issued at the attained age of the Insured at the time of the exchange on a substantially comparable General Account plan of insurance.  The face amount of the new policy will be for an amount not exceeding the excess of the Death Benefit of this Policy on the date of exchange over:

a)	the Unloaned Accumulation Value of this policy on the date of conversion if you elect to surrender this Policy; or

b)	the death benefit payable under the Paid-Up Insurance Surrender Value Option if you choose to elect that option.

M.  Reinstatement

Unless this Policy has been surrendered for cash, it may be reinstated at any time within three years after lapse.  You may request Reinstatement by giving us Notice.

To reinstate this Policy, we will require you to:

1.	Present evidence acceptable to us that the Insured is insurable at the same Premium Class as this Policy was originally issued;

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2.	Pay enough premium to keep this Policy in force for three months; and
3.	Pay or reinstate any Loan Balance.
4.	All Monthly Deductions that were due and unpaid before the end of the Policy Grace Period.

We will send you the necessary application and other requirements within 15 days after we receive your Reinstatement request.  We may require that you return this Policy to us in order to put the Reinstatement into effect.

The Reinstatement date will be the Monthly Deduction Date that falls on or next follows the date we approve the Reinstatement application.
We will have two years from the effective date of Reinstatement to contest the truth of statements or representations in your Reinstatement Application, see Not Contestable after Two Years.  The suicide period will continue to be that period which would have been in effect had no Default occurred, see Suicide within Two Years.

N.	Amount of Proceeds

Maturity Proceeds

The Total Accumulation Value of this Policy, less any Policy Loan Balance, is payable on the Maturity Date if the Insured is still living and this Policy is in force.  Upon maturity, this Policy terminates.

Death Proceeds

Death Proceeds are payable upon the death of the Insured prior to the Maturity Date while this Policy is in force.  Death Proceeds will be the sum of:

1.	The Death Benefit of this Policy; plus
2.	Any insurance on the life of the Insured provided by benefit riders; less
3.	The amount needed to keep this Policy in force to the end of the Policy Month of death, if the Insured died during the Policy Grace Period; less
4.	Any Policy Loan Balance.

We will pay interest on the above at the rate paid at that time under the Proceeds Left at Interest Payment Option.  The interest will be paid from the date of death to the date that payment is made.

Death Benefit

The Death Benefit of this Policy is the greater of the Basic Death Benefit or the Minimum Death Benefit which is equal to the Total Accumulation Value divided by a net single premium calculated at the insured’s then attained age using the mortality table and net single premium interest rate shown in the Policy Schedule.

Death Benefit Options

You may elect one of two Death Benefit options under this policy.

1.	Option A - the Basic Death Benefit will be the Face Amount on the date of death.

2.	Option B - the Basic Death Benefit will be the Face Amount on the date of death plus the Total Accumulation Value on the date of death.

O.	Policy Changes

Increasing the Face Amount

You may request an increase in the Face Amount by giving us Notice.  We will require evidence of insurability acceptable to us, based on our current published underwriting standards and the attained age of the Insured at the time of request must be less than the maximum issue age for this Policy.  The amount of any increase must be at least the amount shown in the Policy Schedule.  Upon our approval of your application for an increase, we will provide you with an amended Policy Schedule.

The cost of insurance for each increase will be based on the Insured’s attained age and risk class at the time the increase takes effect.  An increase in Face Amount will result in a new schedule of Surrender Charges as described under Surrender Charges.

Decreasing the Face Amount

You may request a decrease in the Face Amount by giving us Notice.  You may not decrease the Face Amount below the Minimum Face Amount shown in the Policy Schedule.  Any decrease will go into effect on the Monthly Deduction Date that falls on or next follows receipt of the request.  The decrease will first be applied against increases in face amount in the reverse order in which they occurred.  It will then be

ICC13-VUL-1(10/13)

applied against the face amount provided under the original Application.

A decrease in Face Amount will be subject to Surrender Charges as described under Surrender Charges.

Changing the Death Benefit Option

You may request a change in the Death Benefit option by giving us Notice.  The change will go into effect on the Monthly Deduction Date on or next following the date we receive the request for change.  We may require evidence of insurability prior to approving any change in Death Benefit Option that results in an increase in the net amount at risk at the time of such option change.

The following Death Benefit Option changes will not require evidence of insurability subject to the conditions outlined.

If you request a change from Option B to Option A, the Face Amount will be increased to equal the Death Benefit on the effective date of change.

If you request a change from Option A to Option B, and the Face Amount exceeds the Death Benefit less the Accumulation Value, the Face Amount will be decreased so that it equals the Death Benefit less the Accumulation Value on the effective date of the change.  Such a change will not be allowed if the resulting Face Amount is less than our minimum Face Amount limit shown in the Policy Schedule.

No other Death Benefit option changes will be allowed other than those listed above.  No more than one Death Benefit option change will be permitted in a 12 month period.

P.	Payment of Proceeds

Payment

Death Proceeds are payable upon receipt of due proof of death and/or other documentation in good order at our Administrative Office.

Any amount to be paid at the Insured’s death or any other termination of this Policy (“Proceeds”) will be paid in one sum unless otherwise elected.  Proceeds of $1,000 or more may be applied to any Payment Option.  We will pay Proceeds of less than $1,000 in a single payment.

Election of Payment Option

1.	By Owner: While the Insured is alive, you may, by Notice to us, elect a Payment Option or change a previous election.

2.	By Beneficiary: At the time Death Proceeds are payable, a Beneficiary may, by Notice to us, elect a Payment Option if you made no election prior to the Insured’s death.

Payment Options

All or a portion of the Proceeds may be applied to one or more of the following Payment Options:

For Payment Options (1) through (3) below:
(a)	Payments will begin on the date the Proceeds are applied; and
(b)	We require that the Payment Option elected produce a payment of at least $50.00 per period otherwise another Payment Option must be chosen.

In the future, we may offer other Payment Options or agree to pay the Proceeds in some other manner.  We may be using higher guaranteed minimum payment amounts at the time Proceeds are payable.  If so, the more favorable Payment Options will be available to the payee.

Settlement Options

Any payment by us under this Policy is payable at our Administrative Office.

1. Payment for a Designated Number of Years

We will pay the Proceeds over a period of years in either equal monthly, quarterly, semi-annual or annual payments.  The period of years may not exceed 25 years.  Payments include interest at 2.5% and may be increased by additional interest.

Guaranteed minimum monthly payment for each $1,000 of proceeds applied.
Years	Payment	Years	Payment	Years	Payment
1	$84.28	8	11.47	15	6.64
2	42.66	9	10.32	16	6.30
3	28.79	10	9.39	17	6.00
4	21.86	11	8.64	18	5.73
5	17.70	12	8.02	19	5.49
6	14.93	13	7.49	20	5.27
7	12.95	14	7.03	25	4.46

ICC13-VUL-1(10/13)

2.     Payment of Life Income

We will pay the Proceeds for as long as the payee is living in either equal monthly, quarterly, semi-annual or annual payments.  The amount of payment will depend on the Adjusted Age and sex of the payee.  The Adjusted Age is equal to the age as of the payee’s birthday last preceding the Payment Option commencement minus one year for each completed 5 year period measured from the year 2000 to the date of Payment Option commencement.  If the payee is not an individual, the amount of payment will depend on the Adjusted Age and sex of a Designated Person chosen by the payee and agreed to by us.  We will require acceptable proof of age for the payee or Designated Person.

We may require proof that the person on whose life the payments are based is alive when each payment is due.  We may discontinue payments until we receive satisfactory proof of survival.  Any of the following provisions may be chosen.  If the amount of payments for different guaranteed periods is the same at any given age, we will deem the longer period to have been chosen.

a)
Life Income with a 10 or 20 Year Guaranteed Period - Payments are guaranteed for 10 or 20 years, as elected, and for the life of the payee or Designated Person thereafter.  During the guaranteed period of 10 or 20 years, the payments may be increased by additional interest.

b)	Life Income with a Guaranteed Return - The sum of the payments made and any payments due at the death of the payee or Designated Person are guaranteed to never be less than the Proceeds applied.

c)	Life Income Only - Payments will be made only while the payee or Designated Person is alive.

The Payment of Life Income Table that follows is based upon the a2000 Individual Annuity Mortality Table and a guaranteed interest rate of 2.5%.

3. Payment of a Designated Amount

We will pay the Proceeds in equal monthly, quarterly, semi-annual, or annual payments.  Payments will continue until the Proceeds applied and interest at 2.5% and any additional interest are exhausted.

4. Proceeds Left at Interest

For any period agreed on, the Proceeds may be left with us.  Interest on the Proceeds will be paid at the Proceeds Left at Interest Guaranteed Interest Rate indicated in the Policy Schedule and may be increased by additional interest.  The interest may be paid monthly, quarterly, semi-annually or annually, as elected, or may be left with us to accumulate.

Payment Contracts

When Proceeds become payable under a Payment Option, a Payment Contract will be issued to the payee in exchange for this Policy.  The Payment Contract will contain the terms and conditions applicable to the payee and the payment of the Proceeds under the Payment Option elected.

ICC13-VUL-1(10/13)

PAYMENT OF LIFE INCOME

Adjusted Age of Payee Last Birthday When First Payment is Payable	Payment of Life Income Options Male Monthly Payment for Each $1,000 of Proceeds				Adjusted Age of Payee Last Birthday When First Payment is Payable	Payment of Life Income Options Female Monthly Payment for Each $1,000 of Proceeds
	Option 2a		Option 2b	Option 2c		Option 2a		Option 2b	Option 2c
	10 Years Guaranteed	20 Years Guaranteed	Guaranteed Return	Life Income Only		10 Years Guaranteed	20 Years Guaranteed	Guaranteed Return	Life Income Only
36 37 38 39 40 41 42 43 44 45 46 47 48 49 50 51 52 53 54 55 56 57 58 59 60 61 62 63 64 65 66 67 68 69 70 71 72 73 74 75 76 77 78 79 80 81 82 83 84 85*
3.10
3.14
3.18
3.22
3.26
3.30
3.35
3.40
3.45
3.50
3.55
3.61
3.67
3.73
3.80
3.87
3.94
4.01
4.09
4.17
4.26
4.35
4.45
4.55
4.66
4.77
4.89
5.02
5.15
5.28
5.43
5.57
5.73
5.88
6.05
6.21
6.38
6.56
6.73
6.91
7.09
7.27
7.45
7.62
7.79
7.95
8.10
8.25
8.39
8.52

3.08
3.11
3.15
3.19
3.23
3.27
3.31
3.35
3.40
3.44
3.49
3.54
3.59
3.65
3.70
3.76
3.81
3.87
3.94
4.00
4.06
4.13
4.19
4.26
4.33
4.40
4.46
4.53
4.60
4.66
4.72
4.78
4.84
4.89
4.94
4.99
5.03
5.07
5.10
5.13
5.16
5.18
5.20
5.22
5.23
5.24
5.25
5.26
5.26
5.27

3.05
3.08
3.12
3.15
3.19
3.23
3.27
3.31
3.36
3.40
3.45
3.50
3.55
3.60
3.66
3.71
3.77
3.84
3.90
3.97
4.04
4.12
4.20
4.28
4.37
4.46
4.56
4.66
4.76
4.88
4.99
5.12
5.24
5.38
5.52
5.67
5.83
5.99
6.16
6.34
6.53
6.73
6.95
7.17
7.40
7.64
7.90
8.17
8.45
8.74

3.10
3.14
3.18
3.22
3.27
3.31
3.36
3.41
3.46
3.52
3.57
3.63
3.69
3.76
3.83
3.90
3.97
4.05
4.14
4.23
4.32
4.42
4.52
4.64
4.76
4.88
5.02
5.17
5.32
5.49
5.66
5.85
6.05
6.27
6.50
6.74
7.00
7.28
7.57
7.89
8.23
8.59
8.98
9.39
9.83
10.31
10.81
11.35
11.93
12.54
36 37 38 39 40 41 42 43 44 45 46 47 48 49 50 51 52 53 54 55 56 57 58 59 60 61 62 63 64 65 66 67 68 69 70 71 72 73 74 75 76 77 78 79 80 81 82 83 84 85*
2.96
2.99
3.03
3.06
3.10
3.13
3.17
3.21
3.26
3.30
3.35
3.40
3.45
3.50
3.56
3.62
3.68
3.74
3.81
3.89
3.96
4.04
4.13
4.22
4.31
4.41
4.52
4.63
4.74
4.87
5.00
5.14
5.28
5.43
5.60
5.76
5.94
6.12
6.31
6.51
6.71
6.91
7.11
7.32
7.52
7.71
7.90
8.07
8.24
8.39

2.95
2.98
3.01
3.05
3.08
3.12
3.15
3.19
3.23
3.27
3.32
3.36
3.41
3.46
3.51
3.56
3.61
3.67
3.73
3.79
3.85
3.92
3.98
4.05
4.12
4.20
4.27
4.34
4.42
4.49
4.56
4.63
4.70
4.77
4.84
4.90
4.95
5.00
5.05
5.09
5.12
5.15
5.18
5.20
5.22
5.23
5.24
5.25
5.26
5.26

2.93
2.96
2.99
3.02
3.06
3.09
3.13
3.16
3.20
3.24
3.28
3.33
3.37
3.42
3.47
3.52
3.58
3.63
3.69
3.76
3.82
3.89
3.96
4.04
4.12
4.20
4.29
4.38
4.48
4.58
4.69
4.80
4.93
5.05
5.19
5.33
5.48
5.64
5.81
5.99
6.18
6.39
6.60
6.82
7.06
7.31
7.58
7.85
8.15
8.46

2.96
3.00
3.03
3.06
3.10
3.14
3.18
3.22
3.26
3.31
3.36
3.41
3.46
3.51
3.57
3.63
3.70
3.76
3.84
3.91
3.99
4.08
4.17
4.26
4.36
4.47
4.58
4.70
4.83
4.97
5.12
5.28
5.45
5.63
5.83
6.05
6.28
6.53
6.80
7.09
7.40
7.74
8.11
8.51
8.95
9.42
9.93
10.48
11.08
11.72

*And Over	*And Over

ICC13-VUL-1(10/13)

FLEXIBLE PREMIUM ADJUSTABLE
VARIABLE LIFE INSURANCE POLICY

▪           Flexible Premiums Payable to age 120

▪           Adjustable Death Benefit

▪           Death Benefit Proceeds Payable at Death of Insured Prior to Maturity Date

▪           Options for Payment of Proceeds

▪           Non-Participating – No Annual Dividend

If you have any questions concerning this Policy or if anyone suggests that you change or replace this Policy, please contact your First Investors Life agent or the Company.

First Investors Life Insurance Company
[40 Wall Street, New York, N.Y. 10005]
[1-800-832-7783]

ICC13-VUL-1(10/13)